UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Viragen, Inc.

(Name of Registrant as Specified In Its Charter)

not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VIRAGEN, INC.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
954-233-8746
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 15, 2005
To the Stockholders of Viragen, Inc.
PLEASE TAKE NOTICE that Viragen, Inc., a Delaware corporation, will hold its 2005 annual meeting of stockholders at the Renaissance Plantation Hotel located at 1230 Pine Island Road, Plantation, Florida, on Thursday, December 15, 2005 at 2:00 P.M., local time, or at any and all adjournments, at which our stockholders will be requested:
1.	To elect two directors to the board of directors, who will be classified as class B directors, to serve for a three-year term and until their successors have been elected and qualified;

2.	To authorize the possible issuance of more than 19.9% of our common stock at below fair market value in a financing transaction pursuant to which Viragen has received gross proceeds of $2 million through the sale of its convertible debentures and common stock purchase warrants to four institutional investors;

3.	To authorize amendments to Viragen’s Certificate of Incorporation to increase the number of shares of common stock that Viragen is authorized to issue;

4.	To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm; and

5.	To transact other business that may properly come before the meeting or any adjournment.
     A copy of our proxy statement, which is being first mailed to stockholders on or about November 18, 2005, is attached.
     The board of directors has fixed the close of business on November 7, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Viragen’s financial statements for the fiscal year ended June 30, 2005 are contained in the accompanying annual report on Form 10-K. The annual report does not form any part of the material for the solicitation of proxies. If you do not expect to be present at the meeting, you are urged to complete, date, sign and return the enclosed proxy. No postage is required if the enclosed envelope is used and mailed in the United States. You may also vote electronically via the internet or by telephone.

By Order of the Board of Directors,
/s/ Dennis W. Healey
Dennis W. Healey, Secretary

Plantation, Florida
November 9, 2005
This is an important meeting, and you are cordially invited to attend the meeting in person. If you are unable to attend in person, please execute and return the enclosed proxy card, or vote electronically via the internet or by telephone at your earliest convenience. Promptness in returning the executed proxy card will be appreciated. If you vote by proxy, you may nevertheless attend the meeting, revoke your proxy and vote your shares in person.

VIRAGEN, INC.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
     This proxy statement is being furnished to you by the board of directors of Viragen, Inc., a Delaware corporation, in connection with a solicitation of proxies for use at our 2005 annual meeting of stockholders. We will hold our annual meeting at the Renaissance Plantation Hotel located at 1230 Pine Island Road, Plantation, Florida, on Thursday, December 15, 2005 at 2:00 P.M., local time, or at any and all adjournments. We will bear the cost of this solicitation. Viragen’s annual report on Form 10-K for the fiscal year ended June 30, 2005 is being mailed together with this proxy statement and proxy card. The date of mailing of this proxy statement to stockholders is approximately November 18, 2005.
OUTSTANDING STOCK AND VOTING RIGHTS
Record Date
     The board of directors has fixed the close of business on November 7, 2005 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record on that date will be entitled to vote at the annual meeting.
Shares Outstanding
     As of the November 7, 2005 record date, 39,296,666 shares of our common stock, $.01 par value per share, were outstanding. Each share of common stock outstanding entitles the holder to one vote on each proposal submitted to stockholders for consideration at the annual meeting.
Revocation of Proxies
     If you submit your proxy card, you have the power to revoke it by notice of revocation directed to the proxy holder at any time before it is voted. Unless you withhold authority in writing, proxies that are properly executed, will be voted “FOR” each of the proposals. Even if you submit a proxy card, you may nevertheless attend the meeting, revoke your proxy and vote in person.
Quorum
     A quorum is the minimum number of shares that must be present at the annual meeting, in person or represented by proxy, in order to conduct the business of the meeting. The quorum necessary to conduct business at the annual meeting of stockholders is a majority of the shares of common stock outstanding (19,648,334 shares) as of the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the annual meeting.

Vote Required for Approval
     At the annual meeting, directors will be elected by a plurality of votes cast. Only votes cast “FOR” or “AGAINST” will affect the outcome of this proposal. Therefore, the two directors who receive the greatest number of votes cast “FOR” the election of directors will be elected to serve as class B directors.
     Authorization for Proposal Two requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy, and entitled to vote on the Proposal.
     Authorization for Proposal Three requires the affirmative vote of a majority of Viragen’s outstanding shares of common stock entitled to vote on the Proposal.
     Ratification of the appointment of our independent registered public accounting firm – Proposal Four – requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting in person or by proxy, and entitled to vote on the Proposal.
Abstentions
     Abstentions are considered shares present at the annual meeting in person or by proxy, and will be counted for purposes of determining whether a quorum is present. Abstentions will have no effect on the election of directors, but will have the effect of a vote “AGAINST” Proposals, Two, Three and Four.
Broker Non-Votes
     Broker non-votes refer to Viragen shares held in street name by a brokerage firm or nominee (such as Cede & Co.) under circumstances where the beneficial owner has not instructed the broker or nominee as to how the shares should be voted. Broker non-votes are considered present by proxy for purposes of determining whether a quorum is present at the meeting. If your shares are held in street name, the broker or nominee in whose name your shares are held is permitted to vote your shares on the matters to be voted upon at the annual meeting, even if you have not provided specific direction on how your shares should be voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows certain information regarding Viragen voting securities beneficially owned as of the record date, by:
•	each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of Viragen’s common stock;

•	each of Viragen’s directors and director nominees;

•	each of Viragen’s named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K; and

•	all officers and directors as a group.
     Under securities law, a person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days. Beneficial ownership may also attribute shares owned of record by one person to another person, such as the record holder’s spouse, minor children, corporation or other business entity. As of the record date, there were 39,296,666 shares of Viragen common stock, the sole outstanding class of voting securities, outstanding. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares.
     This table does not give effect to the issuance of up to 30,903,265 shares that would be issued in the event outstanding options and warrants are exercised and upon the conversion of convertible notes, convertible debentures or preferred stock, except to the extent beneficial ownership of shares is attributable to the named person in accordance with Securities and Exchange Commission rules.

			Common Shares
			Beneficially Owned
	Number of Shares
	Beneficially	Percent of		Acquirable Within
Name of Beneficial Owner	Owned	Class	Currently	60 days
Charles A. Rice	250,000	*	100,000	150,000
Randolph A. Pohlman	4,112	*	1,112	3,000
Robert C. Salisbury	39,000	*	20,500	18,500
Charles J. Simons	21,447	*	19,447	2,000
Carl N. Singer	479,852	1.2%	447,185	32,667
Nancy A. Speck	1,250	*	—	1,250
C. Richard Stafford	103,000	*	100,000	3,000
Dennis W. Healey	152,565	*	102,565	50,000
Nicholas M. Burke	32,500	*	—	32,500
Alexandra Global Master Fund Ltd. (1)	4,300,000	9.9	116,151	4,183,849
Crestview Capital Master, LLC (2)	2,739,051	6.5	66,372	2,672,679
Omicron Master Trust	2,687,122	6.4	14,443	2,672,679
Palisades Master Fund L.P. (2)	4,277,188	9.8	25,275	4,244,725
Officers and Directors as a group (9 persons)	1,083,726	2.7	790,809	292,917

*	less than 1%

(1)	Does not include shares issuable upon conversion of convertible notes and/or exercise of warrants issued in connection with the convertible notes if conversion and/or exercise would increase the holder’s beneficial ownership to more than 9.9%, because the 9.9% contractual limitation on beneficial ownership does not permit shares in excess of 9.9% to be acquired within 60 days.

(2)	Does not include shares issuable upon conversion of convertible debentures and/or exercise of warrants issued in connection with the convertible debentures if conversion and/or exercise would increase the holder’s beneficial ownership to more than 4.99% because the 4.99% contractual limitation on beneficial ownership does not permit shares in excess of 4.99% to be acquired within 60 days.
     The beneficial ownership attributed to Carl N. Singer includes 373,635 shares of common stock held by various limited partnerships for which Fundamental Management Corporation serves as the general partner. Mr. Singer serves as the chairperson of Fundamental Management Corporation. Mr. Salisbury is president and a director of Fundamental Management Corporation. Mr. Salisbury and Mr. Simons are investors in funds managed by Fundamental Management Corporation.
Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own ten percent (10%) or more of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of their ownership and reports of changes in their ownership of common stock and other equity securities of Viragen. Officers, directors and greater than ten percent (10%) stockholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.
•	Based on our records and other information, we believe that during the fiscal year ended June 30, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent (10%) beneficial owners were completed and timely filed, except that on April 5, 2005, C. Richard Stafford, a director of the Company, purchased 21,931 shares of Viragen common stock. Due to an administrative error, the Form 4 reporting this purchase was not filed until May 11, 2005.

DIRECTORS AND EXECUTIVE OFFICERS

			Served as
		Position with the	Officer and/or
Name	Age	Company	Director Since	Class
Charles A. Rice	54	Chief Executive Officer	2004	A
		President	2004
		Director	2004
Dennis W. Healey	57	Chief Financial Officer	1980
		Treasurer	1980
		Executive Vice President	1993
		Secretary	1994
Carl N. Singer	89	Chairman of the Board	1997	C
Randolph A. Pohlman	60	Director	2003	B
Robert C. Salisbury	61	Director	1998	A
Charles J. Simons	87	Director	1998	A
Nancy A. Speck	50	Director	2005	B
C. Richard Stafford	69	Director	2003	C
Nicholas M. Burke	33	Vice President	2004
		Controller	2001
     In March 2004, Charles A. Rice was appointed president and chief executive officer and director of Viragen. In March 2005, Mr. Rice was appointed president and chief executive officer and director of Viragen International, Inc. From January 2003 to September 2003, Mr. Rice served as group president of KV Pharmaceutical Company with responsibility for commercial activities. From August 1992 to November 2002, Mr. Rice served as president and chief executive officer of Dey, Inc., a division of Germany’s Merck KGaA, where he developed and implemented strategies to create a rapidly growing and profitable business. Mr. Rice has a degree in Biology from Georgia College and extensive business education and experience through training and coursework at a variety of domestic and international universities, in addition to continuous participation in industry organizations.
     Dennis W. Healey is a certified public accountant. He has served as chief financial officer and treasurer since 1980 and was elected to the board in 1984. He was appointed executive vice president in 1993 and secretary in 1994. Mr. Healey is also executive vice president, treasurer, secretary and a director of Viragen International, Inc. In December 2003, concurrent with the appointment of Dr. Pohlman, Mr. Healey resigned from Viragen’s board of directors.
     Carl N. Singer was elected a director in August 1997 and currently serves as chairperson of the board of directors and chairman of the executive committee. Since 1981, Mr. Singer has served as chairperson of Fundamental Management Corporation, a Florida-based institutional investment fund. Mr. Singer has also served as a director, president and CEO of Sealy, Inc., Scripto, Inc. and the BVD Company. Mr. Singer also serves as chairperson of the board of Viragen International, Inc.

     Randolph A. Pohlman, PhD., was appointed to the board of directors in December 2003. He currently serves as a member of the executive and the audit and finance committees. Since 1995, Dr. Pohlman has served as the Dean of the H. Wayne Huizenga School of Business and Entrepreneurship at Nova Southeastern University. Prior to his arrival at Nova Southeastern University, Dr. Pohlman served as a senior executive at Koch Industries, the second-largest privately held company in the United States from 1990 to 1995. Prior to his tenure at Koch Industries, Dr. Pohlman was associated with Kansas State University, where he served for fourteen years in a variety of administrative and faculty positions, including holding the L.L. McAninch Chair of Entrepreneurship and Dean of the College of Business. Dr. Pohlman also served as a Visiting Research Scholar at the University of California, Los Angeles in 1983, and was a member of the Executive Education Advisory Board of the Wharton School of the University of Pennsylvania.
     In March 2004, upon the appointment of Mr. Rice as president and chief executive officer, Robert C. Salisbury resigned his positions as president and chief executive officer of Viragen, positions he had held since January 2003. Mr. Salisbury has been a director of Viragen since December 1998 and serves as chairperson of the nominating and governance committee and as a member of the compensation committee. From 1974 to 1995, Mr. Salisbury was employed by the Upjohn Company serving in several financial related positions. These positions included manager of cash management, internal control and corporate finance from 1975 to 1981. He also served as a vice president from 1985 to 1990, senior vice president from 1991 to 1994, and executive vice president for finance and chief financial officer from 1994 to 1995. Following the merger of Pharmacia and Upjohn, Inc. in 1995, Mr. Salisbury served as executive vice president and chief financial officer until 1998. Mr. Salisbury also serves as president and a director of Fundamental Management Corporation, a Florida-based institutional investment fund.
     Charles J. Simons was elected to the board of directors in July 1998. He currently serves as chairperson of the audit and finance committee and as a member of the executive and nominating and governance committees. In addition, he is an independent management and financial consultant. From 1940 to 1981, he was employed by Eastern Airlines, last serving as vice chairman, executive vice president and as a director. Mr. Simons is the vice-chairman of the board of G.W. Plastics, Inc., a plastic manufacturer. Mr. Simons is also a director of Diasa Inc. and Preferred Care Partners.
     On February 7, 2005, the board of directors of Viragen appointed Professor Nancy A. Speck, Ph.D. to the board of directors. Dr. Speck also serves as a member of the nominating and governance committee. Dr. Speck is a distinguished professor and researcher in the field of cancer at Dartmouth Medical School and holds the James J. Carroll Chair in Oncology. Dr. Speck moved to Dartmouth Medical School in 1989 as an Assistant Professor. She is currently a Professor of Biochemistry, the Associate Director for Basic Science at the Norris Cotton Cancer Center at Dartmouth and holds the prestigious James J. Carroll Chair in Oncology.
     C. Richard Stafford was appointed to the board of directors in June 2003. He currently serves as a member of the audit and finance committee and chairperson of the compensation committee. From 1977 to 2001, Mr. Stafford was vice president responsible for worldwide mergers and acquisitions for Carter-Wallace, Inc., a former New York Stock Exchange listed international pharmaceutical, diagnostics, and toiletries company. From 1974 to 1977, Mr. Stafford was president of Caithness Corporation, an oil, gas and mineral exploration firm. From 1971 to 1974, he served as a vice president of corporate finance at the global investment banker, Bear Stearns. Mr. Stafford also served as director of corporate development of the Bristol-Myers Company from 1966 to 1971, and as an associate at Milbank, Tweed, Hadley & McCloy from 1960 to 1965. He is a cum laude graduate of Harvard College and a graduate of Harvard Law School.

     Nicholas M. Burke is a certified public accountant and joined Viragen as our controller in October 2001. He was appointed as vice president in March 2004. Prior to joining Viragen, Mr. Burke served as corporate controller of SmartDisk Corporation a Florida-based computer peripherals technology company from 1999 to 2001. From 1994 until 1999, Mr. Burke was a senior member of the audit staff of Ernst & Young LLP, Viragen’s independent registered public accounting firm, concentrating his practice in the computer technology and biotechnology industries.
     There is no family relationship between any of the officers and directors.
     Effective June 30, 2005, Per-Erik Persson resigned as a director of Viragen and Viragen International. Mr. Persson resigned as chairperson of the board of directors of ViraNative, a wholly-owned subsidiary of Viragen International, on October 31, 2005, a position he has held since September 2003. Effective February 1, 2005 Dr. Douglas Lind resigned as a director of Viragen.
     During fiscal 2005, Viragen’s board of directors met on seven occasions.
     Viragen has not adopted a formal policy on board members’ attendance at our annual meetings of stockholders, although all board members are encouraged to attend. All board members attended our 2004 annual meeting of stockholders, except Per-Erik Persson and Nancy A. Speck.
Security Holder Communications with our Board of Directors
     Viragen provides an informal process for security holders to send communications to our board of directors. Security holders who wish to contact the board of directors or any of its members may do so by writing to Viragen, Inc., 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324. Correspondence directed to an individual board member is referred, unopened, to that member. Correspondence not directed to a particular board member is referred, unopened, to the Chairman of the Board.
Committees of the Board of Directors
     Our board of directors has established an executive committee, an audit and finance committee, a compensation committee and a nominating and governance committee. All committees operate under a written charter adopted by the board of directors. The following table identifies the members of our board of directors who serve on each of those committees.

Nominating and
			Audit and Finance	Compensation	Governance
Name	Executive Committee		Committee	Committee	Committee
Carl N. Singer	X	*
Randolph A. Pohlman	X		X
Robert C. Salisbury				X	X *
Charles J. Simons	X		X *		X
Nancy A. Speck					X
C. Richard Stafford			X	X *

*	Chairperson

Executive Committee
     The executive committee acts for the full board of directors during intervals between board of directors meetings, except on matters which by law may not be delegated or have otherwise been delegated to other committees of the board. The executive committee will meet as necessary. All actions by the committee are reported at the next board of directors meeting. During fiscal 2005, the executive committee met on four occasions.
Audit and Finance Committee
     The audit and finance committee was organized in February 1998. The role of the audit and finance committee is to assist the board of directors in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, independence, and fees, (4) the development, implementation and performance of our internal control function and (5) the performance of our independent registered public accounting firm. A copy of the audit committee charter was filed as Appendix A to our proxy statement for our 2004 annual meeting of stockholders and is available on our website at www.viragen.com.
     Report of the Audit and Finance Committee
     The audit and finance committee reviews our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the committee that Viragen’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the committee has discussed with the independent registered public accounting firm, the firm’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).
     The committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of Viragen’s internal controls, and the overall quality of our financial reporting.
     In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in Viragen’s annual report on Form 10-K for the year ended June 30, 2005, for filing with the Securities and Exchange Commission.
/s/ Charles J. Simons (Chairperson)
/s/ C. Richard Stafford
/s/ Randolph A. Pohlman
     Each member of our audit and finance committee is “independent” within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 and satisfies the independence standards of Section 121A of the Rules of the American Stock Exchange.

     During fiscal 2005, the audit and finance committee met on eleven occasions.
     Audit Committee Financial Expert
     Our board of directors has determined that our “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K is Charles J. Simons. In general, an “audit committee financial expert” is an individual member of the audit committee who (a) understands generally accepted accounting principles and financial statements, (b) is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves, (c) has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to the Company’s financial statements, (d) understands internal controls over financial reporting and (e) understands audit committee functions.
     An “audit committee financial expert” may qualify as such through: education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions; experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person serving similar functions; experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or, other relevant experience.
Compensation Committee
     The compensation committee was organized in February 2001. Under its amended charter adopted in 2005, the compensation committee is to consist of not less than two members. Each member of the compensation committee satisfies the independence standards of Section 121A of the Rules of the American Stock Exchange.
     The compensation committee was formed to advise and make recommendations to the board of directors with respect to (1) compensation payable to our executive officers and non-employee directors, (2) incentive and equity-based compensation plans, including stock option plans in which officers or employees are eligible to participate and (3) arrangements with executive officers and other key officers relating to their employment relationship with us.
Compensation Committee Interlocks and Insider Participation
     No member of our compensation committee during the last completed fiscal year (a) was an officer or employee of Viragen or any of its subsidiaries, (b) was formerly an officer or employee of Viragen or any of its subsidiaries, or, (c) had any relationship requiring disclosure by Viragen under any paragraph of Item 404 of Regulation S-K.

Nominating and Governance Committee
     The nominating and governance committee was organized in November 2003. Under its charter, the nominating and governance committee is to consist of not less than two members. Each member of the nominating and governance committee satisfies the independence standards of Section 121A of the Rules of the American Stock Exchange.
     The nominating and governance committee was formed to (1) to assist the board of directors by identifying individuals qualified to become board members, and to recommend for selection by the board of directors the director nominees to stand for election for the next annual meeting of the our shareholders; (2) to recommend to the board of directors director nominees for each committee of the board of directors; (3) to oversee the evaluation of the board of directors and management, and (4) to develop and recommend to the board of directors a set of corporate governance guidelines and code of business conduct and ethics.
     The nominating and governance committee is responsible for selecting those individuals to recommend to the entire board of directors for election to the board. The committee will consider candidates for directors proposed by security holders. The nominating and governance committee has no formal procedures for submitting candidates and, until otherwise determined, accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director. If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire board of directors to stand for election to the board.
     The nominating and governance committee identifies director nominees through a combination of referrals, including by management, existing board members and security holders, and direct solicitations, where warranted. Once a candidate has been identified the nominating and governance committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation.
     Among the factors that the committee considers when evaluating proposed nominees are their experience in the biopharmaceutical industry, knowledge of and experience with regulatory processes, particularly those relating to the Food and Drug Administration and its international counterparts, and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so.
     The nominating and governance committee received no security holder recommendations for nomination to the board of directors in connection with the 2005 annual meeting of stockholders. There are two director nominees for the 2005 annual meeting of stockholders. Randolph A. Pohlman is an incumbent director standing for reelection. Nancy A. Speck was appointed as a director on February 7, 2005, to fill the vacancy created by the resignation of Douglas Lind. Dr. Speck was introduced to us by Charles J. Simmons, one of our non-management directors.
     During fiscal 2005, the nominating and governance committee met on two occasions.

Director Compensation
     In March 2004, the board of directors approved and implemented a modified structure for director compensation. Compensation received by individual directors may vary depending upon committee membership and participation and number of meetings attended. The approved fees provide:
•	Attendance fee per meeting of the board of directors: $1,500

•	Audit and finance committee:
•	Chairperson annual retainer — $10,000

•	Committee member annual retainer — $5,000

•	Attendance fee per meeting — $750
•	Executive committee, nominating and governance committee and compensation committee:
•	Chairperson of the nominating and governance committee and compensation committee annual retainer — $5,000

•	Committee member annual retainer — $2,500

•	Attendance fee per meeting — $750
     All attendance fees are reduced by one-half for telephonic attendance.
     Commencing in March 2000, Mr. Carl N. Singer receives $100,000 per year for his services as chairperson of the board of directors and chairperson of the executive committee. He receives no other director fees.
Limitation on Director’s Services on Other Boards
     Section 3.3 of Viragen’s amended and restated bylaws provides that directors may sit on a maximum of five boards in addition to that of Viragen. The chief executive officer may sit on a maximum of two additional boards. This limitation does not apply to board participation in recognized charitable organizations.
Code of Ethics
     We have adopted a Code of Ethics for Senior Finance Personnel (“Code of Ethics”) that applies to our chief executive officer, chief financial officer, controller, and persons performing similar functions. We have also adopted a Business Ethics and Conflict of Interest Statement (“Business Ethics and Conflict of Interest Statement”) that applies to directors, executive officers and employees of Viragen and its subsidiaries. The Code of Ethics and Business Ethics and Conflict of Interest Statement are available on our web site, free of charge, at www.viragen.com under the “Corporate Governance” section. We will also provide a copy of this document, free of charge, upon request. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website or on Form 8-K promptly following the date of such amendment or waiver.

EXECUTIVE COMPENSATION
     The following table includes information concerning the compensation of the chief executive officer of Viragen and its four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended June 30, 2005.
Summary Compensation Table

					Long-Term Compensation
					Awards		Payouts
						Securities
		Annual Compensation			Restricted	Underlying
					Stock	Options/
Name and	Fiscal			Other Annual	Awards	SARs	LTIP	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation($)	($)	(#)	Payouts($)	Compensation($)
Charles A. Rice	2005	$300,000	$—	$—	$—	—	$—	$—
CEO, President and	2004	78,750	—	—	—	150,000	—	—
Director	2003		—	—	—	—	—	—

Carl N. Singer	2005	$—	—	—	—	—	—	$100,000
Chairman of the Board,	2004	—	—	—	—	500	—	100,000
CEO and President of	2003	—	—	—	—	500	—	100,000
Viragen International

Dennis W. Healey	2005	$205,000	—	—	—	—	—	—
Executive V.P., CFO,	2004	200,000	35,000	—	—	—	—	—
Secretary and Treasurer	2003	252,000	—	—	—	—	—	—

Melvin Rothberg	2005	$152,896	—	—	—	—	—	295,182
Former Executive V.P.	2004	181,500	—	—	—	—	—	—
- Operations	2003	181,500	—	—	—	—	—	—

Nicholas M. Burke	2005	$145,000	20,000	—	—	—	—	—
V.P. and Controller	2004	120,000	—	—	—	20,000	—	—
	2003	122,462	—	—	—	10,000	—	—
Employment Agreements
     Executive officers are appointed annually and, except to the extent governed by employment contracts, serve at the discretion of the board of directors.
     In March 2004, Charles A. Rice was appointed president and chief executive officer. Mr. Rice entered into a three year employment agreement with Viragen. Following the initial three-year term, the agreement is automatically extended for an additional year on each anniversary unless either party provides at least ninety days notice of their intent not to extend. The agreement provides for a base salary of $300,000 per year and an incentive bonus. The incentive bonus is based upon performance and achievement of agreed standards. Commencing in calendar 2005, the board of directors shall recommend an annual incentive bonus which will not be less than $75,000. Mr. Rice also was granted options to purchase 150,000 shares of our common stock, exercisable at $2.10 per share for a five year period from their vest date. These options vest as follows:
•	50,000 upon the effective date of the employment agreement;

•	50,000 upon the first anniversary of the effective date;

•	25,000 when, and if, the volume weighted average price of our common stock trades at or above $5.00 per share for thirty consecutive trading days;

•	25,000 when, and if, the volume weighted average price of our common stock trades at or above $10.00 per share for thirty consecutive trading days;

•	or with regard to the 50,000 price based vesting, in their entirety upon the tenth anniversary of the effective date.

     Carl N. Singer was elected a director in August 1997 and currently serves as chairman of the board of directors and chairman of the executive committee. Mr. Singer has served as chairman of the board of Viragen International since 2000. Commencing in March 2000, Mr. Singer receives $100,000 per year from Viragen for his services as chairman of the board and chairman of the executive committee.
     Mr. Healey serves as executive vice president, chief financial officer, secretary and treasurer of Viragen. He also serves as executive vice president, chief financial officer, secretary and director of Viragen International, Inc. On March 1, 2001, Mr. Healey renewed his employment agreement with Viragen for an additional two years. Following the initial two year term, the agreement is automatically extended for one additional year on each anniversary unless either party provides at least ninety days notice of their intent not to renew. Under this agreement, Mr. Healey received an annual salary of $252,000. On February 14, 2003, Mr. Healey executed an amendment to his employment agreement which provided for the payment of 20% of his salary in the form of shares of Viragen common stock. On March 1, 2003, Mr. Healey again executed an amendment to his employment agreement which provided for the payment of 75% of his salary in the form of shares of Viragen common stock, which continued through June 30, 2003. Effective July 1, 2003, Mr. Healey executed an amendment to his employment agreement whereby his annual salary was reduced to $200,000, which was subsequently increased to $210,000 in lieu of other compensation.
     Mr. Healey’s employment agreement contains a provision that in the event Viragen were to spin-off or split-off any present or future subsidiaries, he would be entitled to receive a certain number of options in the spun-off company. The number of options he would receive would be based on a formula reflecting his then current option position relative to the fully diluted common stock of Viragen then outstanding. The pricing of the new options would be based on the relationship of the exercise price of his existing options with the fair market value of Viragen’s stock at the date of the transaction.
     Melvin Rothberg served as executive vice president – operations. On July 1, 2001, Mr. Rothberg renewed his two year employment agreement with Viragen. Under this agreement, Mr. Rothberg received an annual salary of $172,500. He also received an automobile allowance of $600 per month. Effective February 28, 2002 Mr. Rothberg’s annual salary was increased to $181,500 to reflect his added responsibilities related to the acquisition of ViraNative. On February 14, 2003, Mr. Rothberg executed an addendum to his employment agreement which provided for the payment of 20% of his salary in the form of shares of Viragen common stock which continued through June 30, 2003.
     On July 1, 2004, Mr. Rothberg entered into a new two year employment agreement. Following the initial two year term, the agreement was to automatically extend for one additional year on each anniversary unless either party provided at least ninety days notice of their intent not to renew. The agreement provided for a base annual salary of $190,000, which was subsequently increased to $198,500 in lieu of other compensation. On April 22, 2005, Viragen entered into an agreement with Mr. Rothberg, pursuant to which the parties agreed to an early termination of the employment agreement dated July 1, 2004. Upon execution of the agreement by the parties, Mr. Rothberg resigned as executive vice president — operations of Viragen and all other positions in which he served Viragen or its subsidiaries, including Viragen International.

     In October 2001, Mr. Burke joined Viragen as Controller. Upon his employment, Mr. Burke entered into a two year employment agreement. Following the initial two year term, the agreement is automatically extended for one additional year on each anniversary unless either party provides at least 90 days notice of their intent not to extend. In January 2002, Mr. Burke’s employment agreement was modified, increasing his salary to $120,000 per year. In March 2004, Mr. Burke was appointed as vice president of Viragen. On June 21, 2004, his employment agreement was modified, increasing his annual salary to $145,000, effective July 1, 2004, and provided for a grant of 20,000 options to purchase shares of Viragen common stock. The options vest one-half upon the grant date and one-half on the first anniversary of the grant date. These options are exercisable at $1.57 per share and are exercisable for five years from the vest date.
Option/SAR Grants in Last Fiscal Year
     The following table includes information as to the grant of options to purchase shares of common stock during the fiscal year ended June 30, 2005 to each person named in the Summary Compensation Table.

Potential
	Individual Grants				Realized Value at
Assumed Annual
	Number of	% of Total			Rates of Stock
	Securities	Options/SARs			Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/Share)	Date	5%	10%
Charles A. Rice	—	—	—	—	—	—
Carl N. Singer	—	—	—	—	—	—
Dennis W. Healey.	—	—	—	—	—	—
Melvin Rothberg	—	—	—	—	—	—
Nicholas M. Burke	—	—	—	—	—	—
Option Exercises and Holdings
     The following table includes information as to the exercise of options to purchase shares of common stock during the fiscal year ended June 30, 2005 by each person named in the Summary Compensation Table and the unexercised options held as of the end of the 2005 fiscal year.
Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money
	Acquired on	Value	Options at FY End (#)		Options at FY End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles A. Rice	—	$—	100,000	50,000	$—	$—
Carl N. Singer	—	—	32,667	—	—	—
Dennis W. Healey.	—	—	50,000	—	—	—
Melvin Rothberg	—	—	5,000	—	—	—
Nicholas M. Burke	—	—	32,500	—	—	—

EQUITY COMPENSATION PLAN INFORMATION
     The following table reflects certain information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2005.

(c)
Number of
securities
	(a)		remaining available
	Number of		for future issuance
	securities to be	(b)	under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants,	options, warrants,	reflected in column
Plan category	and rights	and rights	(a))
Equity compensation plans approved by security holders	334,467	$5.50	123,993
Equity compensation plans not approved by security holders (1)	117,500	23.24	—

Total	451,967		123,993

(1)	Consisting of securities issued in connection with research, supply and consulting agreements.
1997 Amended Stock Option Plan and 1995 Amended Stock Option Plan
     On May 15, 1995 the board of directors adopted, subject to approval by the stockholders, a stock option plan, called the 1995 Stock Option Plan. The board of directors reserved 400,000 shares of common stock under the 1995 Stock Option Plan. On September 22, 1995, the board of directors amended the 1995 Stock Option Plan to define certain terms and clarify the minimum exercise price of the non-qualified options. Viragen stockholders ratified the 1995 Stock Option Plan at the annual meeting held on December 15, 1995. The 1995 Stock Option Plan expired in May 2005. This expiration did not affect the validity of outstanding stock options previously granted under the 1995 Stock Option Plan.
     On January 27, 1997 the board of directors adopted, subject to approval by the stockholders, a stock option plan called the 1997 Stock Option Plan. Viragen stockholders ratified the 1997 Stock Option Plan at the annual meeting held on February 28, 1997. On April 24, 1998 the board of directors adopted, subject to ratification by the stockholders, an amendment to the 1997 Stock Option Plan. This amendment reserved an additional 100,000 shares of common stock for issuance under the plan. On July 31, 1998, the stockholders ratified this amendment to the 1997 Stock Option Plan. This amendment brought the total shares reserved under the 1997 Stock Option Plan to 400,000 shares. As of November 7, 2005, there were approximately 129,193 shares available under the 1997 Stock Option Plan.
     The board of directors may amend, suspend or terminate the 1997 Stock Option Plan at any time. However, no amendment can be made which changes the minimum purchase price, except in the event of adjustments due to changes in Viragen’s capitalization. Unless the 1997 Stock Options Plan has been suspended or terminated by the board of directors, the plan will expire on January 27, 2007. The termination or expiration of the plan would not affect the validity of any plan options previously granted.
     The compensation committee of the board of directors and the board of directors currently administer the 1997 Stock Option Plan. Administration of the plan includes determining:
• the persons who will be granted plan options, • the type of plan options to be granted, • the number of shares subject to each plan options, and • the exercise price of plan options.

     Stock options granted under the 1997 Stock Option Plan may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. In addition, the plan also includes a reload option provision. This provision permits an eligible person to pay the exercise price of the plan option with shares of common stock owned by the eligible person. The person then receives a new plan option to purchase shares of common stock equal in number to the tendered shares. Any incentive option, which is granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares, on the date of such grant. The exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of the fair market value, as determined on the date of the grant. The board of directors or the compensation committee determine the term of stock options granted under the plan and the manner in which they may be exercised. No stock options granted under the plan may be exercisable more than 10 years after the date of its grant. In the case of an incentive option granted to an eligible employee owning more than 10% of Viragen’s common stock, no plan option may be exercisable more than five years after the date of the grant.
     Officers, directors, key employees and consultants of Viragen and its subsidiaries are eligible to receive non-qualified options under the 1997 Stock Option Plan. Only officers, directors and employees who are employed by Viragen or by any of its subsidiaries are eligible to receive incentive options.
     Incentive options are non-assignable and nontransferable, except by will or by the laws of descent and distribution during the lifetime of the optionee. Only the optionee may exercise incentive options. Under an amendment to the 1997 stock option plan, non-qualified options may be transferable under limited circumstances for estate planning, if authorized by the board of directors or the compensation committee. If an optionee’s employment is terminated for any reason, other than his or her death or disability, or if an optionee is not an employee but is a member of Viragen’s board of directors and his or her service as a director is terminated for any reason, other then death or disability, the plan option granted will lapse to the extent unexercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the plan option granted will lapse to the extent unexercised on the earlier of the expiration date of the plan option or the date one year following the date of the optionee’s death. If the optionee is permanently and totally disabled, the plan option granted lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of the disability.
Other Option Grants
     On February 17, 2005, we granted options to purchase 2,500 shares of our common stock to Dr. Nancy A. Speck upon her appointment to the board of directors. The options vest one-half on the grant date and one-half on the first year anniversary of the grant date. The options are exercisable over five years from the vest dates, at an exercise price of $0.85 per share.
Long-term Incentive Plan Awards
     During the most recently completed fiscal year, no long-term incentive plan awards, within the meaning of paragraph (a)(7)(iii) of Item 402 of Regulation S-K, were awarded to any person named in the summary compensation table.
Pension Plans
     We have no defined benefit or actuarial plans under which benefits are determined primarily by final compensation (or average final compensation) and year of service.
Repricing of Options/SARs
     During the most recently completed fiscal year, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any person named in the summary compensation table.

Stock Price Performance Graph
     The following graph compares the percentage change in the cumulative total stockholder return on the Company’s common stock during the period from June 30, 2000 through June 30, 2005, with the cumulative total return on the AMEX Market Value Index and the NASDAQ Biotechnology Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG VIRAGEN, INC., THE AMEX MARKET VALUE (U.S. & FOREIGN) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

	Cumulative Total Return
	6/00	6/01	6/02	6/03	6/04	6/05
VIRAGEN, INC.	100.00	55.56	30.67	10.67	6.22	3.11
AMEX MARKET VALUE (U.S. & FOREIGN)	100.00	89.64	70.95	76.96	98.84	111.76
NASDAQ BIOTECHNOLOGY	100.00	100.77	50.29	49.61	57.78	62.57
AMEX BIOTECHNOLOGY	100.00	84.39	49.04	76.46	84.84	82.95
RDG MICROCAP BIOTECHNOLOGY	100.00	75.95	26.95	25.67	21.41	15.20

Certain Relationships and Related Transactions
     Carl N. Singer, chairperson of the board of directors of Viragen, also serves as chairperson of the board of directors of Viragen International. Mr. Singer receives $100,000 per year for his services as Viragen and Viragen International’s chairperson of the board of directors and chairperson of Viragen’s executive committee. He receives no other director fees. Charles A. Rice, president and chief executive officer of Viragen, serves in the same capacities for Viragen International. Mr. Rice is also a director of both Viragen and Viragen International, Inc. Dennis W. Healey, executive vice president and chief financial officer of Viragen, serves in the same capacities for Viragen International. Mr. Healey is also a director of Viragen International, Inc.
     During the fiscal year ended June 30, 2005, we provided approximately $8.6 million of funding to Viragen International, our majority-owned subsidiary. As of June 30, 2005, we have a receivable of approximately $20.3 million from Viragen International. This amount does not show in our balance sheet because Viragen International is consolidated with Viragen for financial reporting purposes. Historically, this balance has been settled by the issuance of shares of Viragen International common stock to Viragen at the then market price.
     On August 31, 2004, we contributed to capital $1,000,000 in inter-company balances with Viragen International. On that date, the closing price of Viragen International’s common stock was $0.18 per share as quoted on the over-the-counter bulletin board. We received 5,555,556 shares of Viragen International common stock for the capital contribution, which increased our ownership in Viragen International to approximately 81.2%.
     During October 1998, Peter Fischbein, a former director, exercised options to purchase 20,000 shares of Viragen common stock at $5.00 per share. These options were exercised through the payment of $2,000 cash and the issuance of a promissory note payable to Viragen totaling $98,000, and related pledge and escrow agreements. This promissory note accrued interest at 5.06%, payable semi-annually, and was secured by the underlying common stock purchased. During February 2000, Mr. Fischbein exercised options to purchase an additional 2,500 shares of Viragen common stock at $5.00 per share through the issuance of another promissory note payable to Viragen totaling $12,500, and related pledge and escrow agreements. This promissory note accrued interest at 6.46%, payable semi-annually. The shares of common stock purchased are being held in escrow, pending payment of the related notes pursuant to the provisions of the pledge and escrow agreements. On December 31, 2003, we reserved the uncollaterized portion of these notes totaling approximately $64,000, based on the closing price of our stock on that date. In January 2004, Mr. Fischbein consolidated his October 1998 and February 2000 notes by issuing a two year promissory note payable to Viragen totaling approximately $114,000. This promissory note bears interest at 3.5%, payable semi-annually, and is secured by the underlying common stock purchased. Mr. Fischbein is current with the semi-annual interest payments on this promissory note.
     Professor William H. Stimson is a director of Viragen International and also serves as a compensated consultant. During the fiscal year ended June 30, 2005, Professor Stimson received approximately $112,000 for his consulting services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
     On February 28, 1997, we amended our certificate of incorporation and established a classified board of directors commencing with the 1997 annual meeting. Following that meeting, we divided directors into three subclasses consisting of class A, class B and class C. The initial term of the class A directors expired after the 1998 annual meeting of stockholders, the term of the class B directors initially expired after the 1999 annual meeting; and the term of the class C directors initially expired after the 2000 annual meeting.
     Each director holds office for a three-year term expiring at the annual meeting of stockholders held three years following the annual meeting at which he or she was elected. At each annual meeting of stockholders, directors of the respective class whose term has expired will stand for election. At the 2005 annual meeting, stockholders will be asked to elect two class B directors, to hold office until their successors are elected at the 2008 annual meeting of stockholders.
     The following table sets forth the names of the two class B director nominees, their current positions with Viragen, the year, if applicable, in which they became directors and other related information.
Nominees For Election

			Served as
			Officer and/or
Name	Age	Position with the Company	Director Since	Class
Randolph A. Pohlman	60	Director	2003	B
Nancy A. Speck	50	Director	2005	B
Board Recommendation and Vote Required for Approval
     The board of directors recommends that stockholders vote “FOR” the election of the nominees for the class B directors. Directors are elected by a plurality of votes cast at the annual meeting in person or by proxy.

PROPOSAL TWO:
AUTHORIZATION TO ISSUE MORE THAN 19.9% OF VIRAGEN’S COMMON STOCK AT BELOW FAIR MARKET VALUE
IN A FINANCING TRANSACTION PURSUANT TO WHICH VIRAGEN RECEIVED GROSS PROCEEDS OF $2 MILLION
THROUGH THE SALE OF CONVERTIBLE DEBENTURES AND COMMON STOCK PURCHASE WARRRANTS TO FOUR
INSTITUTIONAL INVESTORS
American Stock Exchange Requirement
     The requirements of the American Stock Exchange provide that we submit for approval of our stockholders any issuance of our common stock at below fair market value, in a single transaction or in a series of related transactions, that could exceed 19.9% of our outstanding common stock if such issuance could be made at less than fair market value measured on the date the agreement to issue the stock is made.
     Proposal Two relates to a financing transaction falling under the American Stock Exchange requirement. We are seeking your authorization to issue more than 19.9% of our common stock at below fair market value in this transaction. Proposal Two is the subject of a purchase agreement dated as of September 15, 2005.
     We calculated the number of shares issuable under Proposal Two based upon the present conversion price of the debentures and the exercise price of the common stock purchase warrants sold in the financing transaction. The conversion price of the debentures and the exercise price of the warrants are subject, however, to adjustment, including in the event that Viragen subsequently issues securities at less than the conversion price and exercise price, as the case may be, then in effect. Accordingly, the actual number of shares we issue upon conversion of the debentures and/or the exercise of warrants will depend upon the ultimate terms of any subsequent financing transactions in which we may engage.
Reasons for the Financing Transaction
     Viragen was and continues to be predominantly a research and development company. Revenue generation from products that we acquire or develop requires approvals from various regulatory authorities. Required regulatory approvals are subject to the successful completion of lengthy and costly clinical trials and the successful completion of any clinical trial project also depends on our ability to raise significant investment capital. As a result of the foregoing, our activities continue to be capital intensive and we are not currently able to offset the costs of working capital expenditures with operating revenues. We expect to continue to incur losses from our research and development until we are able to generate substantial revenues from the sale of products that we acquire or develop.
     We have historically disclosed that our future capital requirements are dependent upon many factors, including: restructuring the terms of our $20 million notes that were due March 31, 2006; market conditions and our ability to service our convertible debt; revenue generated from the sale of our natural human interferon product, progress with future and ongoing clinical trials; the costs associated with obtaining regulatory approvals; the costs involved in patent applications; competing technologies and market developments; and our ability to establish collaborative arrangements and effective commercialization activities. Our operating losses and working capital requirements continue to adversely affect cash flow, and we estimate that we will require additional funding of approximately $28 million, over the next two years. This amount represents our estimate of the funds necessary to service existing and projected debts attributable to working capital requirements as well as planned capital expenditures. In the event of our inability to raise capital, or a lack of expanded revenue from the sale of our natural human interferon product, we will likely be unable to meet our operating requirements. During the three months ended September 30, 2005 we incurred a loss of approximately $5.0 million. During the fiscal years ended June 30, 2005, 2004 and 2003, we incurred significant losses of approximately $26.2 million, $18.2 million and $17.3 million, respectively, and had an accumulated deficit of approximately $151.7 million as of September 30, 2005. As a result of the foregoing financial conditions, the report of our independent registered public accounting firm on our June 30, 2005 consolidated financial statements includes an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern.
     For the year ended June 30, 2005, we incurred a net loss of $26,208,000, and as of that date had a working capital deficit of $7,301,000 and an accumulated deficit of $146,680,000. Due, in part, to our recurring operating losses, working capital deficit and accumulated deficit, the report of our independent registered public accountants on our financial statements for the year ended June 30, 2005 contains an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern. While there can be no assurance, we believe the proceeds of the financing transaction that is the subject of Proposal Two, coupled with the extension of time to repay our outstanding $20 million indebtedness (see “Terms of the Financing Transaction,” below), will provide us with additional time in which to achieve milestones that we hope will positively affect our share price and thereby enable investors to convert their debt into equity and relieve us of the obligation to repay the indebtedness with cash.
     For all of the foregoing reasons, we have sought and continue to seek additional capital. The recent economic and political environment has made raising capital difficult and we have found few sources of available funds. To date, our success in attracting additional funding has been limited to transactions in which we issue additional equity or convertible debt securities. In light of the availability of this type of financing, and the lack of alternative proposals, the board of directors has determined that the continued use of our equity or convertible debt securities for these purposes may be necessary if Viragen is to sustain operations.
     In the event that Proposal Two is not authorized by our stockholders, we will not issue more than 19.9% of our outstanding common stock under the financing transaction described in this Proposal. As a result thereof, depending upon the future market price of our shares, we will be limited in the number of shares that we may issue as monthly amortization payments under the promissory note delivered in the financing transaction. Any amortization payments that would cause more than 19.9% of our outstanding common stock to be issued if payment were to be made in common stock, will instead be made in cash, further limiting the amount of cash at our disposal to meet operating expenses.
Terms of the Financing Transaction
     On September 15, 2005, Viragen entered into a securities purchase agreement with Bristol Investment Fund Limited, Crescent International Limited, Crestview Capital Master, LLC and Palisades Equity Fund, LP, under which Viragen sold its convertible, amortizing debentures and common stock purchase warrants under Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations thereunder, including Rule 506 of Regulation D.
     Under the terms of the securities purchase agreement, we sold the investors debentures in the aggregate principal amount of $2,000,000 for a purchase price of $1,430,000, after giving effect to an original issue discount in the amount of $570,000. The debentures are convertible at a conversion price of $1.05 per share, subject to adjustment, including in the event that Viragen subsequently issues securities at less than the conversion price then in effect. The debentures provide for amortization in 32 equal monthly installments of principal, commencing on January 1, 2006. Monthly amortization payments may be made by Viragen in cash, accompanied by a 10% premium, or in shares of its common stock at a 5% discount to market price (computed by reference to the volume weighted average price of Viragen’s common stock during the five trading day period immediately preceding the amortization due date). Viragen has the right to require the debenture holders to convert their debentures in the event that the volume weighted average price of Viragen common stock exceeds $2.00 per share for 30 consecutive trading days, the resale of the shares issuable upon conversion of the debentures are covered by an effective registration statement, and certain other conditions are met.
     In connection with the securities purchase agreement, Viragen also issued common stock purchase warrants to the investors to purchase 952,381 shares of its common stock, exercisable for three years at an exercise price of $1.25 per share. Subject to certain conditions, Viragen has the right to call the warrants if the volume weighted average price for Viragen common stock exceeds 250% of the prevailing exercise price of the warrants for 20 consecutive trading days.
     Viragen agreed to file a registration statement with the Securities and Exchange Commission registering the shares of its common stock issuable upon conversion or exercise of the debentures and warrants, respectively, not later than October 30, 2005, and to use its best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission prior to December 14, 2005. The registration statement was filed on October 28, 2005 and declared effective November 9, 2005. If, following the effective date of the registration statement, Viragen fails to deliver unlegended shares to the investors as and when required, Viragen is subject to the payment of liquidated damages, in cash or shares of our common stock, at the option of the investor.
     Conversion of the debentures and exercise of the warrants is subject to a 4.99% cap on the beneficial ownership that each investor may have at any point in time while the debentures and warrants are outstanding.
     In connection with the securities purchase agreement, Viragen paid HPC Capital Management, as placement agent, a cash commission equal to $200,000.
     As a condition precedent to consummation of the sale of the debentures and warrants, and as an inducement to Viragen to sell the debentures under the purchase agreement described above, Viragen entered into agreements (the “Amendment Agreements”) with each of the eight holders of its convertible promissory notes due 2006 (the “2006 Notes”) in the aggregate principal amount of $20 million to:
•	extend the maturity date of the 2006 Notes from March 31, 2006 to August 31, 2008;

•	provide for mandatory conversion of the 2006 Notes if the volume weighted average price for Viragen’s common stock exceeds $2.00 per share for 30 consecutive trading days;

•	amend the adjustment provisions of the 2006 Notes and the warrants issued in connection therewith to provide for “full ratchet” rather than “weighted average” adjustments in the event that Viragen issues securities in the future (other than an “exempt issuance” as defined in the 2006 Notes) for a price of less than the then current conversion price of the 2006 Notes or 119% of the then current exercise price of the warrants, as the case may be;

•	expand the definition of “exempt issuance” under the 2006 Notes and related warrants to exclude from the adjustment provisions of the 2006 Notes and related warrants, Viragen’s issuance of shares (a) in a firm commitment public offering by a reputable underwriter, (b) under equity compensation plans approved by a majority of Viragen’s independent directors or a majority of the non-employee members of a committee of the board, (c) in connection with any future acquisition of the minority interest in Viragen International Inc. and (d) in connection with strategic transactions not undertaken with the primary purpose of raising capital.

     The eight investors who executed Amendment Agreements are Alexandra Global Master Fund Ltd., Alpha Capital AG, Bristol Investment Fund Limited, Crescent International Limited, Crestview Capital Master, LLC, Omicron Master Trust, Palisades Equity Fund, LP and Satellite Strategic Finance Associates, LLC. In view of the provisions of the Amendment Agreements and the conversion price of the debentures sold under the securities purchase agreement dated September 15, 2005, the conversion price and exercise price of the 2006 Notes and related common stock purchase warrants were reduced to $1.05 and $1.25 per share, respectively. The transactions contemplated by the Amendment Agreements have been consummated and stockholder approval for the Amendment Agreements is not being sought.
Holdings by Investors
     The following table sets forth:
*	the identity of each investor who participated in the September 15, 2005 financing transaction;

*	the identity of each holder of our 2006 Notes who executed an Amendment Agreement;

*	the number of shares of Viragen common stock beneficially owned by each such person;

*	the number of shares of Viragen common stock potentially issuable to each such person; and

*	the percentage of shares to be outstanding including shares actually owned and those potentially issuable to each such person.

		(C)
		Number of
		Outstanding Shares
	(B)	Owned and Shares	(D)
(A)	Number of Shares	Potentially	Percentage of
Name of Person	Beneficially Owned(1)	Issuable (2)	Shares (3)
Alexandra Global Master Fund Ltd. (5)	4,300,000	4,793,339	10.9%
Alpha Capital AG (5)	1,479,856	1,479,856	3.6%
Bristol Investment Fund Limited (4) (5)	2,004,510	2,544,096	6.1%
Crescent International Limited (4) (5)	2,060,000	2,135,152	5.2%
Crestview Capital Master, LLC (4) (5)	2,739,051	2,917,625	6.9%
Omicron Master Trust (5)	2,687,122	2,687,122	6.4%
Palisades Equity Fund, LP (4) (5)	4,277,188	7,056,743	15.2%
Satellite Strategic Finance Associates, LLC (5)	2,030,000	6,974,257	15.3%

(1)	Computed in accordance with Rule 13d-3 of the Exchange Act. Consists of shares of currently outstanding common stock and shares of common stock issuable within 60 days upon (a) conversion of outstanding debentures and promissory notes (calculated by reference to the conversion price of the debentures and promissory notes) and (b) exercise of outstanding warrants (calculated by reference to the exercise prices of the warrants), in each case subject to the applicable contractual limitation on beneficial ownership.

(2)	Consists of outstanding shares of common stock held by the named person (and any other person whose ownership is attributed to the named person in accordance with Rule 13d-3) and assuming the issuance, as of the record date, of all shares issuable upon conversion of currently outstanding debentures and promissory notes (calculated by reference to the conversion prices of the debentures and promissory notes) and common stock purchase warrants (calculated by reference to the exercise price of the warrants). The number of shares shown in the table does not give effect to contractual limitations on beneficial ownership at any point in time. Unless waived by an investor, the number of shares that may be beneficially owned by an investor at any point in time is currently subject to a contractual limitation on beneficial ownership. To date, no investor has waived the contractual limitation on beneficial ownership.

(3)	Reflects the percentage of Viragen’s outstanding shares represented by the number of shares in column (C), assuming, as to each of the persons named in the table, that only shares potentially issuable to the named person, but not to any other named person, are issued.

(4)	Investor under securities purchase agreement dated September 15, 2005.

(5)	Holder of 2006 Notes.
Status of Continued Amex Listing
     Viragen has received a deficiency letter from the American Stock Exchange (Amex) dated September 20, 2005, advising that, based upon its review of Viragen’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2005, Viragen is not in compliance with Amex’s continued listing standards. Specifically, Viragen is not in compliance with Section 1003(a)(ii) of the Amex Company Guide, because Viragen’s stockholders’ equity is less than $4,000,000 and it sustained losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and Section 1003(a)(iii) of the Amex Company Guide, because Viragen’s stockholders’ equity is less than $6,000,000 and it sustained losses from continuing operations and/or net losses in its five most recent fiscal years. Viragen submitted a plan to Amex which outlines Viragen’s plans to regain compliance with Amex’s continued listing standards. On October 25, 2005, Amex notified Viragen that it accepted Viragen’s plan of compliance and granted Viragen an extension of time until March 20, 2007 to regain compliance with Amex’s continued listing standards. Viragen will be subject to periodic review by Amex during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Viragen’s shares being delisted from Amex.
     Viragen’s outstanding convertible debt, including holders of our debentures issued in the financing transaction that is the subject of Proposal Two, contains a provision that in the event its common stock is no longer traded on the Amex, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their investment with related accrued interest. Given Viragen’s current financial position, if the convertible debt holders were to request payment, we would be unable to repay these amounts and would be in default of the debt agreements.
Board Recommendation and Vote Required for Approval
     The board of directors recommends that stockholders vote “FOR” Proposal Two. The approval of Proposal Two requires the affirmative vote of a majority of the shares of Viragen common stock present at the annual meeting in person or by proxy and entitled to vote on the Proposal.

PROPOSAL THREE:
PROPOSAL TO AUTHORIZE AN AMENDMENT TO VIRAGEN’S CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
WE ARE AUTHORIZED TO ISSUE
     The board of directors has voted to authorize and recommend that our stockholders approve an amendment (the “Amendment”) to Viragen’s Certificate of Incorporation (the “Certificate of Amendment”) to increase the number of shares of common stock we are authorized to issue from 100,000,000 shares, $.01 par value per share, to 250,000,000 shares, $.01 par value per share (the “Change in Authorized Shares”).
The Change in Authorized Shares
     Viragen is currently authorized to issue 100,000,000 shares of common stock, $.01 par value per share, of which, 39,296,666 shares are issued and outstanding on the date of this proxy statement. The following table illustrates the amount of authorized, outstanding, reserved and unreserved shares of common stock before and after the Change in Authorized Shares:

	Prior to the	After Giving Effect
	Change in	to the Change in
	Authorized Shares	Authorized Shares
Authorized shares	100,000,000	250,000,000
Less:
Outstanding shares of common stock	39,296,666	39,296,666
Shares reserved for future issuance, as follows:
Financing transaction described in Proposal Two*	4,567,659	4,567,659
$20 million 7% convertible notes **	16,980,956	16,980,956
Private placement warrants ***	10,632,977	10,632,977
Employee and director stock options	326,267	326,267
Consultant warrants	105,000	105,000
Series A cumulative preferred stock	916	916

Unreserved shares available for issuance	28,089,559	178,089,559

* Assuming amortization of the debentures at a 5% discount to the market price of our common stock, based on the market price on November 7, 2005. In the event the debentures are converted at their conversion price, and that no shares are issued in payment of debenture amortization, the number of shares to be issued will be 1,904,762 (based upon the $1.05 conversion price of the debentures). Also assumes exercise of the warrants issued in the financing transaction described in Proposal Two.

** Assuming conversion of the notes at $1.05.

*** Exclusive of warrants issued in the financing transaction described in Proposal Two.
     The purpose of Change in Authorized Shares is to provide for (a) a sufficient number of otherwise unreserved shares in the event that all of the debentures, warrants, 2006 Notes and related warrants are converted and/or exercised by their holders and (b) authorized but unissued shares for future issuance for valid corporate purposes. The Amendment Agreements with the holders of the 2006 Notes provide that until such time as stockholder approval is obtained, Viragen’s available shares will be reserved and allocated among the holders on a pro-rata basis. The precise number of shares that will be required to satisfy Viragen’s obligations under clause (a) is not presently determinable due to potential fluctuations in the market price for our common stock at the time of issuance.
     As disclosed in our public filings, Viragen’s cash and cash equivalents are sufficient to meet our operating requirements through approximately December 31, 2005, and additional financing will be required in order to fund operations subsequent to December 31, 2005. To date, our success in attracting funding has been limited to transactions in which our equity is used as currency, and we believe that that the continued use of our equity for these purposes may be necessary if Viragen is to sustain operations. We are engaged in on-going discussions with various sources of this type of financing and, while we have received no commitments from any third parties and have entered into no binding arrangements to issue shares in connection with financing transactions, it is likely that we will issue shares of our common stock or securities convertible into shares of our common stock, as part of any future funding that may be made available to us.
     Except as discussed above, we have not identified any third parties or particular transactions for issuing the additional shares, we are not a party to any commitment, understanding or agreement to do so and no issuance of the newly authorized shares is presently contemplated.
     Our board of directors also believes that if the Change in Authorized Shares is approved by our stockholders, the excess of authorized shares over those issued and outstanding and reserved for issuance will provide us with increased flexibility to conclude transactions in which we can issue additional shares without the expense and delay of a special stockholders’ meeting. Future transactions in which the additional shares may be issued include business expansion, strategic acquisitions or partnerships and other legitimate business transactions. Viragen has not identified any such transactions in which newly authorized shares will be issued, has not entered into any commitments, understandings or agreements to do so and no such transactions are presently contemplated.
     If the Change in Authorized Shares is approved by the stockholders, the board of directors will be empowered, without the necessity of further action or approval of our stockholders, to issue up to 250 million shares of common stock. However, guidelines of the American Stock Exchange may require us to submit for approval of our stockholders, any issuance of our common stock at below fair market value in a single transaction or in a series of related transactions, that could exceed 19.9% of our outstanding common stock if such issuance could be made at less than fair market value measured on the date the agreement to issue the stock is made. In addition, Delaware law may require stockholder approval for certain corporate transactions such as a merger or sale of all or substantially all of our assets.
     Following the Change in Authorized Shares, each share of authorized common stock will have the same rights and privileges as each share of existing common stock. The issuance of additional common stock, whether before or after the Change in Authorized Shares, will decrease the percentage ownership of us by our existing stockholders and, depending upon the price at which such shares are issued, could be dilutive to existing stockholders.
Board Recommendation and Vote Required for Approval
     The board of directors recommends that stockholders vote “FOR” Proposal Three. The approval of Proposal Three requires the affirmative vote of a majority of the outstanding shares of Viragen common stock entitled to vote on the Proposal.

PROPOSAL FOUR:
RATIFICATION OF APPOINTMENT OF VIRAGEN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006, will be submitted for ratification by the stockholders.
Services and Fees of Ernst & Young
     The following table presents fees for professional services rendered by Ernst & Young LLP for the fiscal years ended June 30, 2005 and 2004, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	June 30,
	2005	2004
Audit fees	$596,000	$296,000
Audit related fees	—	—
Tax fees	82,000	42,000
All other fees	—	—

Total	$678,000	$338,000

     Audit fees includes the audit of our annual financial statements included in our annual report on Form 10-K, including Sarbanes-Oxley Section 404 attest services in fiscal 2005, review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings and consents and other services related to SEC matters. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit of the annual financial statements or the review of interim financial statements.
     Audit related fees consist of services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included under audit fees.
     Tax fees consist of the aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning.
Pre-Approval Policy
     In April 2004, we implemented an Audit and Non-Audit Services Pre-Approval Policy. This policy conforms to guidelines established under the Sarbanes-Oxley Act of 2002 and is administered by the audit and finance committee and the board of directors. The policy provides that the audit and finance committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that they do not impair their independence. Our policy provides for both general pre-approval and specific pre-approval guidelines. The policy states that unless a type of service has received general pre-approval, it will require specific pre-approval by the audit and finance committee if it is to be provided by our independent registered public accounting firm.

Board Recommendation and Vote Required for Approval
     The board of directors recommends that stockholders vote “FOR” Proposal Four. The approval of Proposal Four requires the affirmative vote of a majority of the shares of Viragen common stock present at the annual meeting in person or by proxy and entitled to vote on the Proposal.

NO RIGHTS OF APPRAISAL
     Under the laws of the State of Delaware, no appraisal rights are available with respect to the matters to be acted upon at the annual meeting, and we will not independently provide our stockholders with any such right.
INTEREST OF CERTAIN PERSONS IN OPPOSITION
TO MATTERS TO BE ACTED UPON
     Management is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to the board.
OTHER MATTERS
     Management is not aware of any other business which may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.
STOCKHOLDER PROPOSALS
Stockholder Proposals under Rule 14a-8
     Rule 14a-8 under the Securities Exchange Act of 1934 provides a means by which stockholder proposals may be included in the proxy statement for our 2006 annual meeting of stockholders. Stockholder proposals under Rule 14a-8 intended to be included in our proxy statement for the 2006 annual meeting of stockholders must be received by us, in writing, at our principal executive offices, not later than August 5, 2006, or if the date of the 2006 annual meeting of stockholders differs by more than 30 days from the date of the 2005 annual meeting, then a reasonable time before we print and mail the proxy materials for the 2006 annual meeting. We are not required to include in our proxy statement any stockholder proposal not timely received by us, or that is not otherwise in compliance with our by-laws and Rule 14a-8.
Other Stockholder Proposals
     Stockholders may also submit proposals for consideration at our 2006 annual meeting of stockholders that are not covered by Rule 14a-8, and are not to be included in our 2006 proxy statement. In order to do so, we must receive the stockholder proposal not more than 120 nor less than 90 days prior to the anniversary of the date the proxy statement for the 2005 annual meeting was first mailed to stockholders, unless the date of the 2006 annual meeting of stockholders differs by more than 30 days from the date of the 2005 annual meeting, in which event the proposal must be received by us prior to the close of business on the later of the 10th day following the day we publicly announce the date of the 2006 annual meeting or the 90th day before the 2006 annual meeting (the “Notice Period”). We may elect to provide a description of the proposal in our 2006 proxy statement, as well as our response to, and a recommendation to vote for or against, the stockholder proposal. A stockholder proposal may not exceed 500 words, must relate to a single matter, must state in reasonable detail the nature of the proposal and the grounds upon which the proposal is believed to be in Viragen’s best interests, must be sent to Viragen’s Secretary, 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324 and must comply with the requirements of Viragen’s by-laws.

     Viragen’s proxy for the 2006 annual meeting of stockholders will have discretionary authority to vote on (a) any stockholder proposal as to which Viragen did not receive notice at least 45 days prior to the anniversary of the date the proxy statement for the 2005 annual meeting of stockholders was first mailed to stockholders, or if the date of the 2006 annual meeting of stockholders differs by more than 30 days from the date of the 2005 annual meeting, then a reasonable time before we print and mail the proxy materials for the 2006 annual meeting, and (b) most stockholder proposals received by us during the period described in (a), if we disclose in our proxy statement the nature of the stockholder proposal and how our proxy intends to exercise his or her discretionary authority.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Viragen’s proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us c/o Dennis W. Healey, Chief Financial Officer, 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address.
AVAILABILITY OF FORM 10-K ANNUAL REPORT
     A copy of Viragen’s annual report on Form 10-K for the year ended June 30, 2005, exclusive of certain exhibits filed with the Securities and Exchange Commission, accompanies this proxy statement. These exhibits, as well as our interim quarterly reports on Form 10-Q, are available without charge to stockholders on our website at www.viragen.com, by calling our offices at (954) 233-8746 or upon written request to Dennis W. Healey, Chief Financial Officer, 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324. The information on our website is not a part of this proxy statement. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
VIRAGEN, INC.
      The undersigned hereby appoints Charles A. Rice and Dennis W. Healey, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Viragen, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Viragen to be held December 15, 2005 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed on the other side)

Address Change/Comments

FOLD AND DETACH HERE
You can now access your Viragen, Inc. account online.
Access your Viragen, Inc. stockholder account online via ServiceDirect® (ISD)
Mellon Investor Services LLC, Transfer Agent for Viragen, Inc., now makes it easy and convenient to get current information on your stockholder account.
•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS
1.     To elect two directors to the board of directors, who will be classified as class B directors, to serve for the term of their designated class and until their successors have been elected and qualified.
Nominees:

01 Randolph A. Pohlman 02 Nancy A. Speck
☐ FOR all nominees listed
☐ WITHHELD for all nominees listed
Withheld for the nominees you list below: (Write that nominee’s name in the space below.)

2.     To authorize the possible issuance of more than 19.9% of our common stock at less than fair market value in a financing transaction pursuant to which Viragen has received gross proceeds of $2 million through the sale of its convertible debentures and common stock purchase warrants to four institutional investors.
               ☐ FOR     ☐ AGAINST     ☐ ABSTAIN
     3.     To authorize an amendment to Viragen’s certificate of incorporation increasing the number of shares of common stock that Viragen is authorized to issue to 250,000,000.
               ☐ FOR     ☐ AGAINST     ☐ ABSTAIN
     4.     To ratify the appointment of Ernst & Young LLP, as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2006, to serve at the pleasure of the Board of Directors.
               ☐ FOR     ☐ AGAINST     ☐ ABSTAIN
Choose MLink for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/ISD where step-by-step instructions will prompt you through enrollment.
     Signature _________________________________ Signature _________________________________Date _____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
YOUR VOTE IS IMPORTANT! — YOU CAN VOTE IN ONE OF THREE WAYS:
1. TO VOTE BY INTERNET: http://www.proxyvoting.com/vra/
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
2. TO VOTE BY TELEPHONE: 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR

3. VOTE BY MAIL:	Mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope.
IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.
You can view our Annual Report, Quarter Reports and Proxy Statement on the internet at www.viragen.com
THANK YOU FOR VOTING.